EXHIBIT 99.1

LANCE REPORTS EARNINGS OF 13 CENTS PER SHARE IN FIRST QUARTER

ON 8% REVENUE GROWTH;

BOARD DECLARES REGULAR QUARTERLY DIVIDEND

     CHARLOTTE, NC, April 22, 2004 — Lance, Inc. (Nasdaq: LNCE) today reported first quarter net income of $4.0 million or $0.13 per share, on a diluted basis, on net sales and other operating revenue of $144.1 million for the 13 weeks ended March 27, 2004. For the same period last year, Lance, Inc. incurred a net loss of $3.1 million or $0.10 per share on net sales and other operating revenue of $132.9 million.

     First quarter 2003 results included pre-tax charges of $8.4 million from discontinuing distribution of mini-sandwich crackers through the Company’s route sales system and severance costs of $1.1 million. These charges reduced the prior year’s first quarter earnings by $0.20 per share.

     Net sales and other operating revenue increased 8% in the first quarter from the same quarter a year ago. Non-branded revenues increased 29% on continued private label strength. Branded product revenues declined 2% compared to last year as higher nut sales were more than offset by lower sales of meat snacks, cakes, mini-sandwich crackers and candy.

     During the first quarter, gross margin increased $3.2 million from the prior year quarter. First quarter 2003 gross margin was reduced $2.1 million due to charges for the mini-sandwich cracker discontinuation and severance. Other factors affecting gross margin were higher volume ($3.6 million), increased selling prices ($1.4 million) and improved packaging costs ($1.0 million) which more than offset the impact of unfavorable mix ($2.8 million) and higher commodity costs ($1.8 million).

     Selling, marketing and delivery expenses declined $0.4 million during the first quarter as lower employee benefit and casualty costs ($0.9 million), reduced volume-based commissions ($0.8 million) and decreases in other expenses more than offset increased freight expenses ($0.9 million) and higher incentive costs ($0.7 million). General and administrative expenses decreased $0.4 million from the same quarter last year due mainly to lower severance provisions.

     Other expenses improved $0.4 million from the same quarter last year due mainly to gains on fixed asset dispositions. In the first quarter of 2003, the Company recorded a $6.4 million loss on the impairment of fixed assets for the discontinuation of the mini-sandwich cracker product line.

     “We are off to a solid start in 2004 as non-branded sales performance remained exceptionally strong”, said Paul A. Stroup III, Chairman, President and Chief Executive Officer. “We faced significant commodity cost pressures during the quarter and do not expect near-term relief. However, our company-wide cost control efforts allowed us to keep earnings momentum going. Despite challenges, our route sales system realignment is moving forward and remains our top priority.”

     The Company raised its full year 2004 earnings estimate to a range of $0.70 to $0.80 per share of common stock.

     The Board of Directors declared a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on May 20, 2004, to stockholders of record at the close of business on May 10, 2004.

     Lance, Inc. has scheduled a conference call discussion with investors at 9:00 a.m. eastern daylight time on Friday, April 23, 2004 to discuss first quarter financial results. To participate in the call, the dial-in numbers are (800) 789-3681 for U.S. callers and (706) 634-1425 for international callers. The access code is “LANCE.” A continuous replay of the call will be available beginning at 12:00 noon on April 23rd and running through April 30, 2004 at midnight. The replay telephone number is (800) 642-1687. The international number is (706) 645-9291. The replay access code is 6436901. A web-based replay of the conference call will also be available in the investor relations section of Lance’s web site, www.lance.com through April 30, 2004.

     Lance, Inc., manufactures and markets snack foods throughout most of the United States and Canada.

     This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, food industry factors, effectiveness of sales and marketing activities and interest rate, foreign exchange rate and credit risks, are discussed in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands, except share and per-share amounts)
(unaudited)

	For the Quarter (13 Weeks) Ended

	March 27, 2004	March 29, 2003

Net sales and other operating revenue	$144,096	$132,859
Cost of sales	79,122	71,038

Gross margin	64,974	61,821

Selling, marketing and delivery	50,018	50,436
General and administrative	7,400	7,771
Provisions for employees’ retirement plans	819	1,080
Amortization of intangibles	167	178
Loss on asset impairment	—	6,354
Other (income) expense, net	(200)	170

Earnings (loss) before interest and income taxes	6,770	(4,168)

Interest expense, net	763	683

Earnings (loss) before income taxes	6,007	(4,851)
Income taxes (benefit)	2,024	(1,801)

Net income (loss)	$3,983	$(3,050)

Earnings (loss) per share:
Basic	$0.14	$(0.10)
Diluted	$0.13	$(0.10)
Weighted average shares outstanding:
Basic	29,186,000	29,099,000
Diluted	29,754,000	29,147,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	March 27, 2004	December 27, 2003

Assets:
Cash and cash equivalents	$21,678	$25,479
Accounts receivable	50,819	42,653
Inventories	23,114	24,269
Prepaid income taxes	1,157	1,907
Deferred income tax benefit	8,204	9,336
Prepaid expenses and other	4,501	3,727

	109,473	107,371
Property plant and equipment, net	160,180	160,677
Goodwill and other intangibles, net	52,403	52,814
Other	3,140	2,785

	$325,196	$323,647

Liabilities and Equity:
Current portion of long-term debt	$5,625	$5,570
Accounts payable	13,654	12,059
Other current liabilities	36,763	40,431

	56,042	58,060
Long-term debt	37,879	38,168
Other liabilities	44,673	44,819
Stockholders’ equity	186,602	182,600

	$325,196	$323,647

Common shares outstanding at end of period	29,483,465	29,156,957

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the 13 Weeks Ended

	March 27, 2004	March 29, 2003

Operating Activities:
Net income	$3,983	$(3,050)

Depreciation and amortization	8,071	7,361
Loss on asset impairment	—	6,354
(Gain) loss on sale of property, net	(221)	21
Deferred income taxes	380	(5,073)
Imputed interest on deferred notes	97	77
Changes in operating assets and liabilities	(8,981)	4,042

Net cash flows provided by operating activities	3,329	9,732

Investing Activities:
Purchases of property and equipment	(7,104)	(5,946)
Proceeds from sale of property and equipment	462	24

Net cash used in investing activities	(6,642)	(5,922)

Financing Activities:
Dividends paid	(4,672)	(4,657)
Issuance of common stock, net	4,202	—
Repayments of debt	—	(30)

Net cash used in financing activities	(470)	(4,687)

Effect of exchange rate changes on cash	(18)	215

Increase (decrease) in cash and cash equivalents	(3,801)	(662)
Cash and cash equivalents at beginning of period	25,479	3,023

Cash and cash equivalents at end of period	$21,678	$2,361